Exhibit 5

JONES DAY
1420 PEACHTREE STREET, N.E. • SUITE 800 • ATLANTA, GEORGIA 30309-3053
TELEPHONE: 404-521-3939 • FACSIMILE: 404-581-8330

June 1, 2004

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia 20191

Ladies and Gentlemen:

     We have acted as counsel to Nextel Communications, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission for the purpose of registering 10,000,000 shares of the Company’s class A common stock, par value $0.001 per share (the “Common Stock”), to be offered and sold under the Nextel Communications, Inc. Amended and Restated Associate Stock Purchase Plan (the “Plan”).

     We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinions set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized and, when issued in the manner contemplated by the Plan against receipt of payment therefor, will be validly issued, fully paid and nonassessable.

     Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day